Exhibit 99.2

PPG Industries, Inc. One PPG Place Pittsburgh, Pennsylvania 15272 USA www.ppg.com

News	Contact: Jeremy Neuhart 412-434-3046 neuhart@ppg.com

Investors: Vince Morales 412-434-3740 vmorales@ppg.com
PPG provides information on third quarter 2008 financial results
PITTSBURGH, Sept. 24, 2008 — PPG Industries (NYSE:PPG) announced today that its third quarter 2008 financial results will be affected negatively by several non-recurring items, including impacts from weather-related events, and by further deterioration in the automotive original equipment manufacture (OEM) market. The company said these items will likely affect its third quarter aftertax earnings negatively by between $35 million and $40 million, or 20 cents and 25 cents per share.
During the quarter, PPG declared force majeure twice for chlor-alkali products due to shutdowns at its Lake Charles, La., chemicals complex from hurricanes Gustav and Ike. PPG completed a facility shutdown Aug. 30, in preparation for Hurricane Gustav and returned to normal operations Sept. 8, but it remained under force majeure for several major products, including caustic soda, due in part to low inventory. The path of Hurricane Ike prompted a second shutdown of the facility Sept. 11, and while weather damage at the facility was minimal, production startup and operating rates were notably impacted due to customer facility startup and logistics issues stemming from the hurricane plus availability of key raw materials. Production recently reached rates slightly below normal.
The company also declared force majeure on architectural, residential and specialty glass manufactured at its Wichita Falls, Texas, facility. Heavy rains caused significant flooding at the plant and damaged one of the two flat glass production lines, which requires repairs anticipated to take several months. Weather issues also resulted in the shutdown of the company’s La Porte, Texas, facility, which resulted in a force majeure declaration for phosgene derivative products. That force majeure declaration was recently rescinded.
In addition, The Boeing Company, a PPG aerospace products customer, is currently experiencing an employee work stoppage that began Sept. 6. This is resulting in delayed orders for coatings and transparencies.
“Several non-recurring items, including the effect from two hurricanes in the U.S. Gulf Coast, combined with softness in the automotive OEM market will negatively impact our third quarter financial results,” said William H. Hernandez, PPG senior vice president, finance, and chief financial officer. “Our restructuring initiative detailed today will, in part, enable our automotive coatings business to lower its cost structure in response to fundamental shifts in the industry. We expect the majority of the financial impact stemming from the non-recurring items to be isolated to our third quarter results, and we remain satisfied with the expected third quarter performance of the rest of our portfolio.”

PPG will report third quarter earnings Oct. 16.
About PPG
Pittsburgh-based PPG is a global supplier of paints, coatings, chemicals, optical products, specialty materials, glass and fiber glass. The company has more than 150 manufacturing facilities and equity affiliates and operates in more than 60 countries. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.
Forward-Looking Statements
Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.
Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials and energy, the ability to maintain favorable supplier relationships and arrangements, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.
Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.